UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On October 25, 2006, the Board of Directors of the Company voted to increase the size of the Board of Directors to six members and elected Stephen H. Hochschuler, M.D. as a director to fill the newly-created vacancy. Dr. Hochschuler was elected to serve until the 2007 Annual Meeting of Stockholders or his successor is duly appointed and qualified. Dr. Hochschuler, age 64, has been the Chairman of the Company’s Scientific Advisory Board since October 2005. Dr. Hochschuler is the Chairman and a Co-Founder of the Texas Back Institute and began serving as Chairman in 1980. Dr. Hochschuler has been an orthopedic surgeon specializing in spinal disorders since 1977 and his surgical practices are conducted in Plano, Texas and Phoenix, Arizona. Dr. Hochschuler is a founding member of the Board of Directors of the Spine Arthroplasty Society. He is an active member of the Texas Spine Society, the American Board of Spine Surgeons, the American Academy of Orthopedic Surgeons and the American Pain Society. Dr. Hochschuler received his M.D. from Harvard Medical School and his B.A. from Columbia College.

Dr. Hochschuler has not yet been appointed to any committees of the Board of Directors. On October 13, 2006 Dr. Hochschuler entered into a consulting agreement with the Company (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, Dr. Hochschuler would be appointed to the Company’s Board of Directors until the next annual meeting of the Company’s stockholders or his successor is duly appointed and qualified. Pursuant to the Consulting Agreement Dr. Hochschuler shall provide advisory services to the Company related to the spinal implant industry and the Company’s research and development strategies. The agreement has a three-year term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: October 31, 2006

/s/ Ebun S. Garner, Esq.

Ebun S. Garner, Esq.

General Counsel and Vice President, Compliance